Exhibit 99.1

Celularity, Inc., Accelerates Breakthrough Placental Discovery & Therapeutic Platform

---New Biotechnology Company Accelerates the Delivery of Transformative Innovations in Treatments of Cancer, Inflammatory & Degenerative Diseases, and Functional Regeneration

---Contributions of Capital, More Than 200+ Issued and Pending Patents, Pre-Clinical and Clinical Assets or Commercial Products obtained from Companies Including Celgene Corporation (Nasdaq: CELG), Sorrento Therapeutics (Nasdaq: SRNE), United Therapeutics (Nasdaq: UTHR), and Human Longevity, Inc.

WARREN, NJ /PR Newswire/ -- August 21, 2017 – Celularity, Inc., a newly formed biotechnology company, today announced its acceleration of cell and tissue regenerative therapies to address unmet medical needs in cancer and chronic and degenerative disease. Celularity completed their Series A financing with contributions from several biopharma companies, including Sorrento Therapeutics, United Therapeutics Corporation and Human Longevity, Inc., and entrepreneurial investors.

Celularity has been created through the contributions of extensive intellectual property, clinical-stage assets, basic and clinical research, and development expertise including:

•	Several clinical-stage immuno-oncology and regenerative medicine assets and a pipeline of pre-clinical assets
•	Proprietary allogeneic (“readily accessible”) immunotherapy platform
•	200+ issued and pending patents in cell therapy; robust IP for placental stem cells
•	Broad fully human antibody-CAR constructs
•	IND-ready joint CD38 immuno-oncology programs
•	Commercial-stage functional regeneration products Biovance® and Interfyl® and pipeline assets
•	LifeBankUSA stem cell biorepository with two decades operating expertise

Founded on the pioneering work of Robert Hariri, MD, PhD, in human placenta-derived cellular therapeutics and biomaterials, Celularity’s ability to procure placental stem cells, engineer potential therapies, and deploy potential treatments, positions it to harness the potential of the human placenta and operate along the entire value chain.

“Celularity was formed as a new biotechnology model designed to apply the necessary expertise to harness our placenta discovery platform across a range of unmet medical needs,” said Celularity Founder and Chief Executive Officer, Robert J. Hariri, MD, PhD. “With the support of our investors, we are assembling proven regenerative medicine technology and expertise with the goal of developing transformative therapies for fatal and intractable diseases.” Dr. Hariri was previously chairman, chief scientific officer and chief executive officer of Celgene Cellular Therapeutics and founder of Anthrogenesis Corporation, which Celgene acquired in 2002.

The formation of Celularity leverages seminal work in the discovery of novel biologically active cell populations in the human placenta with broad therapeutic potential. Celularity will draw upon these proprietary and scalable discoveries that derive from the post-partum human placenta – an ethical and renewable source of usable biomaterials. Celularity’s development program is focused on an allogeneic platform, leveraging clinically accessible, immune-tolerant cells and biomaterials from a diverse population of informed-consent donors.

Andrew von Eschenbach, M.D., among the founding members of the Celularity Board of Directors and former United States Food and Drug Administration (FDA) Commissioner, said, “The work of Celularity founder Bob Hariri led to the discovery of placental stem cells capable of accelerating treatment for many of the world’s leading non-communicable diseases.” Dr. Von Eschenbach added: “Celularity, with transformative innovations in cellular medicine and focus, is well positioned to address many unmet medical needs.”

“We are very excited to participate in the creation of Celularity together with Dr. Hariri and his scientific team as well as global leading biopharmaceutical companies, such as Celgene. Human Longevity Inc., and United Therapeutics. The potential for regenerative therapies in treating a wide array of chronic degenerative conditions is well known. We see important synergies for the oncology field and the potential to enhance our fight against malignant cancers. Celularity’s technologies, assets, and resources will help advance selected Sorrento cellular therapy programs and potentially transform autologous cellular therapies into affordable and accessible allogeneic cell therapies.” said Dr. Henry Ji, President and CEO of Sorrento Therapeutics.

About Celularity, Inc.

Celularity, headquartered in Warren, New Jersey, is a biotechnology company with proprietary, leading-edge technology and Intellectual Property to harness the power of the placenta. Their medicine asset portfolio consists of more than 200 issued or pending patents as well as pre-clinical and clinical assets including CAR constructs for allogeneic CAR-T/NK products, licenses of 100+ immunotherapy assets, and commercial stage biosourcing and functional regeneration businesses. For more information, please visit www.celularity.com. Follow Celularity on Social Media: @Celularity~~.~~

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions.

About Sorrento Therapeutics

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for immuno-oncology, inflammation and autoimmune diseases. Sorrento's lead product candidates include immunotherapies focused on the treatment of both solid tumors and hematological malignancies, as well as late stage pain products. For more information, please visit http://sorrentotherapeutics.com

About Human Longevity, Inc.

Human Longevity, Inc. (HLI) is the genomics-based, health intelligence company creating the world’s largest and most comprehensive database of whole genome, phenotype and clinical data. HLI is developing and applying large scale computing and machine learning to make novel discoveries to revolutionize health. In addition to the HLIQ Whole Genome and HLIQ Oncology, HLI’s business also includes the HLI Health Nucleus, a genomic powered clinical research center which uses whole genome sequence analysis, advanced clinical imaging and innovative machine learning, along with curated personal health information, to deliver the most complete picture of individual health. For more information, please visit http://www.humanlongevity.com or http://www.healthnucleus.com

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Media Contacts:

Celularity

Olivia Goodman

Phone: 212 715-1597

Olivia Goodman@finnpartners.com

Sorrento Therapeutics, Inc.

Alexis Nahama, DVM

Phone: 858.203.4120

anahama@sorrentotherapeutics.com